Exhibit 15(b)

November 1, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 2, 2011, August 5, 2011 and October 31, 2011 on our reviews of the condensed consolidated interim financial information of Tucson Electric Power Company for the three month periods ended March 31, 2011 and 2010, the three and six month periods ended June 30, 2011 and 2010 and the three and nine month periods ended September 30, 2011 and 2010 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively, are incorporated by reference in its Post-effective Amendment No. 1 to the Registration Statement on Form S-3 dated November 1, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP